Exhibit 99.(A)(2)(D)

FOR IMMEDIATE RELEASE

RIGHT TO BID PROVISION DOES NOT GIVE USW

RIGHT TO BLOCK OR WIN

WHEELING, W.Va., June 24, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company”) today confirmed that an Arbitrator’s decision cleared the way for the Board to act on competing bids for the Company by declining to extend the 52 day “right to bid” period given to the United Steelworkers (“USW”). However, in keeping with their good relationship with the USW, Esmark subsequently agreed to voluntarily extend the USW right to bid period for another three days, to 5:00 p.m., Thursday, June 26 for the USW to organize a transaction for the Company.

The USW had filed an extensive grievance alleging multiple violations of the parties’ collective bargaining agreement. Although the Arbitrator determined that the Company did not give the USW sufficient advance written notice of the Company’s April 30, 2008 Memorandum of Agreement (“MOA”) with Essar Steel Holdings Ltd. (“Essar”), the Arbitrator denied all remedies sought by the USW, other than setting aside this MOA. The Arbitrator determined that a 52-day “right to bid period” provided to the USW by the Company was sufficient under the Company’s collective bargaining agreement, and declined to extend that “right to bid” period. The Arbitrator also held that the Company’s Stockholder Rights Plan was not a violation of the collective bargaining agreement, that the termination fee and related reimbursement obligations were not “inappropriate” under the collective bargaining agreement, and that Essar’s increased offer for the Company to $19 per share on June 10 did not trigger any requirements under the collective bargaining agreement.

Esmark CEO James Bouchard stated: “Our goal throughout this process has been to ensure that we maximize our value to our shareholders, while finding a strategic partner that is committed to investing in the Ohio Valley and protecting our employees. We value our relationship with the USW and appreciate the guidance the arbitrator has provided to both parties. The board of directors looks forward to continuing this process and making a deliberate and informed decision consistent with our fiduciary duties on all offers. Importantly, the Arbitrator stated that any USW ‘proposal would have to compete with the $19.00 price tag’ before the board.”

- more-

Esmark Incorporated Announces Arbitrator’s Decision/Pg. 2

Forward-Looking Statements Cautionary Language

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to the USW’s “right to bid” provision under Wheeling-Pittsburgh’s collective bargaining agreement with the USW, as well as the proposed merger transaction with the Company and Essar Steel Holdings Ltd. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties, include, but are not limited to, (i) the risk of a prolonged labor dispute with the USW or effects on the Company’s upcoming negotiation of new collective bargaining agreement; (ii) uncertainties regarding the effects on the proposed merger between the Company and Essar Steel Holdings Ltd; (iii) uncertainties regarding the applicability of the USW’s successorship clause; and (iv) certain other risks identified in section “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements from time to time, the company specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, W.Va., the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

###